EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-79489 ) and related prospectus of America Online, Inc. for the registration of $5,000,000,000 of Debt Securities, Common Stock, Preferred Stock, Depository Shares, Warrants and Stock Purchase Contracts to Purchase Common Stock or Preferred Stock and to the incorporation by reference therein of our report dated July 21, 1999, with respect to the consolidated financial statements of America Online, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

                                          /s/ERNST & YOUNG LLP


McLean, Virginia
November 2, 1999